EXHIBIT 99.1

                  EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES
               RECORD ANNUAL EARNINGS AND INCREASES DIVIDEND 67%

TULSA, Okla - April 2, 2003 - Educational Development Corporation (NASDAQ: EDUC) reported today record earnings for its fiscal year ended February 28, 2003. The Company announced net revenues of $24,880,111, an increase of 21% versus $20,554,451 for the comparable period last year. The Company reported net earnings of $2,038,085, and basic earnings of $0.53 per share, which represented an increase of 33% compared to net earnings of $1,531,274, and $0.40 for the same period a year earlier.

The Company  reported  that both the  Publishing  Division and the Home Business
Division  recorded  sales  increases  for fiscal  year 2003.  The Home  Business
Division posted a 31% increase in net sales and has recorded thirty-two consecutive months of sales increases.

The Home Business Division signed a record number of new sales consultants during fiscal year 2003, up 47% over the previous year.

The Company is encouraged that the Publishing Division was able to record a small increase in net sales, despite the fact that the nationwide sales of children's paperbacks declined during the past year.

The Company announces that it will pay a $0.10 per share annual dividend June 11, 2003 to shareholders of record May 28, 2003. This represents a 67% increase over last year's dividend.

Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.

                                       February 28, 2003      February 28, 2002
                                       -----------------      -----------------
Net Revenues                              $24,880,111            $20,554,451
                                          ===========            ===========
Pretax earnings                           $ 3,264,785            $ 2,440,074
Income taxes                                1,226,700                908,800
                                          -----------            -----------
Net earnings                              $ 2,038,085            $ 1,531,274
                                          ===========            ===========
Basic earnings per share                  $       .53            $       .40
                                          ===========            ===========
Diluted earnings per share                $       .49            $       .38
                                          ===========            ===========
Weighted Average Number of
Common and Common Equivalent
Shares Outstanding:
   Basic                                    3,835,411              3,867,221
                                          ===========            ===========
   Diluted                                  4,158,781              4,061,956
                                          ===========            ===========